UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.

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14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 11, 2017

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s 2017 Annual Shareholders’ Meeting will be held on Thursday, May 11, 2017, at 1:00 p.m., Central Time. The meeting will be conducted at our office located at 14900 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect eight directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To hold an advisory vote on the frequency of advisory vote on the compensation of named executive officers;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2017; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting, including a shareholder proposal on the feasibility of greenhouse gas disclosure and management.

Our Board of Directors has selected Wednesday, March 15, 2017, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Friday, March 31, 2017, we will have completed mailing of the Notice of Internet Availability of Proxy Materials to our shareholders. The notice has instructions on how to access our 2017 Proxy Statement and Annual Report and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 31, 2017

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2017 ANNUAL MEETING OF SHAREHOLDERS

May 11, 2017

This Proxy Statement is soliciting your proxy for use at the C.H. Robinson Worldwide, Inc.’s 2017 Annual Shareholders’ Meeting. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be held at 1:00 p.m. Central Time on Thursday, May 11, 2017, at our office located at 14900 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Chief Legal Officer and Secretary, by telephone at (952) 937-7829, by email at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect eight directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of named executive officers;

3.	To hold an advisory vote on the frequency of advisory vote on the compensation of named executive officers;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2017; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting, including a shareholder proposal on the feasibility of greenhouse gas disclosure and management.

We provide our shareholders with the opportunity to access the 2017 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge, if that is your preference. The notice contains a control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders on March 31, 2017.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 15, 2017, are entitled to vote at our Annual Meeting. March 15, 2017, is referred to as the record date. As of the record date, 141,781,005 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone, or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding Common Stock as of March 15, 2017, must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:

•	By Internet: You can vote your shares using the internet at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 p.m. Eastern Time on Wednesday, May 10, 2017. You will need the control number that was included in the notice of proxy materials that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

•	By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 10, 2017. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

•	By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 10, 2017, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the director nominees named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•	FOR the recommendation that an advisory vote on the compensation of named executive officers be conducted on an annual basis;

•	FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	AGAINST the shareholder proposal requesting the issuance of a report on assessing the feasibility of total greenhouse gas emissions disclosure and management.

Generally, a shareholder who does not vote in person or by proxy on a nominee or a proposal is not considered present for the purpose of determining whether the nominee is elected or the proposal has been approved. Brokers cannot vote shares on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer, but may vote shares on “routine” proposals without such instructions. The only routine proposal among the five listed above is the proposal to ratify the selection of Deloitte & Touche. If a broker does not receive voting instructions from its customer with respect to the other non-routine proposals and is precluded from voting on those proposals, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on the non-routine proposals.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the proposals involving the election of directors, the ratification of Deloitte & Touche, and the shareholder proposal:

•	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.

•	If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected or the proposal is approved.

With regard to the advisory proposal on the compensation of our named executive officers and the frequency for conducting the vote on the compensation of our named executive officers:

•	If you abstain or do not vote (or a broker non-vote occurs) on this proposal, the abstention or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory votes on the compensation of our named executive officers and the frequency for conducting such vote) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meetings and entitled to vote, provided that a quorum is present at the meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. Regarding the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, we will treat the option selected by a plurality (that is, the most frequently selected) of the total votes cast by holders of shares present in person or by proxy at the meeting and entitled to vote as the option selected by the shareholders.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

In November 2016, we received written notice of a shareholder proposal, and that shareholder proposal is described in detail within this Proxy Statement. As of the date of this Proxy Statement, except for the shareholder proposal and the other matters described in this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Director nominees of the C.H. Robinson Board of Directors are each elected to serve one-year terms. The Board of Directors has set the number of directors constituting the Board of Directors at eight.

Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, Brian P. Short, James B. Stake, and John P. Wiehoff are directors whose terms expire at the 2017 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Guilfoile and Ms. Kozlak, and Messrs. Anderson, Ezrilov, Fortun, Short, Stake, and Wiehoff for election to the Board of Directors at the Annual Meeting for terms of one year each. Each has indicated a willingness to serve.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Guilfoile, and Ms. Kozlak, and Messrs. Anderson, Ezrilov, Fortun, Short, Stake, and Wiehoff unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the continuing directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Stock Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

•	For Mr. Anderson, goods and services provided in the ordinary course of business by the company to Patterson Companies, Inc., where Mr. Anderson is employed, and which were immaterial to either company’s revenues or operations in the last three fiscal years.

•	For Ms. Kozlak, goods and services provided in the ordinary course of business by the company to Target Corporation, where Ms. Kozlak was employed up until February 2016, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

•	For Mr. Short, services provided in the ordinary course of business by Admiral Merchants Motor Freight, Inc. (“AMMF”), an entity in which, together with a number of his family members, Mr. Short holds a controlling interest. In 2016, AMMF provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive health plan administration services and health claim stop loss insurance products from UnitedHealth Group Incorporated, of which Marianne D. Short, a sister of Mr. Short, was the chief legal officer during 2016. The amounts paid to UnitedHealth Group for such services and products were immaterial to either company’s revenue or operations in the last three fiscal years.

The Board considered these relationships and their significance in determining that these directors are independent. Information concerning the nominees is below.

Director Biographies and Qualifications

Scott P. Anderson

Scott P. Anderson, 50 years old, has been a director of the company since 2012. He is chairman, president, chief executive officer and director of Patterson Companies, Inc. He was elected the president and chief executive officer of Patterson Companies, Inc. in April 2010. In April 2013, he was elected the additional responsibility of chairman of the board. Mr. Anderson has worked with Patterson Companies since 1993. Prior to June 2006, when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson became one of the company’s directors in June 2010. Mr. Anderson is a past chairman of the Dental Trade Alliance. Mr. Anderson is a trustee of Gustavus Adolphus College. He serves on the board of directors of the Ordway Theater. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and his bachelor’s degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson. He also has public company board experience, having served as a member of Patterson’s Board of Directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales, and vice president, marketing.

Robert Ezrilov	Robert Ezrilov, 72 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science in Business degree at the University of Minnesota.

Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has experience from previous service as a director of other public companies.

Wayne M. Fortun	Wayne M. Fortun, 68 years old, has been a director of C.H. Robinson since 2001. Mr. Fortun joined Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer, in 1975 and until 1983, he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer and was appointed to the Board of Directors. In October 2012, he was appointed chairman of the board and retired as CEO. In October 2016, he retired as chairman of the board. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR).

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K.

Mary J. Steele Guilfoile	Mary J. Steele Guilfoile, 63 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and various merger integration, executive management, and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (VLY). Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and her bachelor’s degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the boards of Interpublic and Valley National. Ms. Guilfoile meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Jodee A. Kozlak	Jodee Kozlak, 54 years old, joined C.H. Robinson as a director in 2013. Ms. Kozlak is the global senior vice president of human resources of Alibaba Group. Prior to joining Alibaba Group in February 2016, Ms. Kozlak was the executive vice president and chief human resources officer of Target Corporation from March 2007 until February 2016. Prior to joining Target in 2001, Kozlak was a partner in the litigation practice of Greene Espel, PLLP, a Minnesota law firm. She also previously served as a senior associate at Oppenheimer Wolff & Donnelly and a senior auditor at Arthur Andersen & Co, both in Minneapolis. Ms. Kozlak is past president of the board of directors of The Guthrie Theater, a member of the board of overseers for the Carlson School of Management and the Stanford Advisory Board on Longevity. She received a B.A. degree in Accounting from the College of St. Thomas and earned her Juris Doctor degree from the University of Minnesota.

Through her service as Target’s executive vice president of human resources, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development. Ms. Kozlak’s experience with Target has also given her a deep understanding of executive compensation within a public company.

Brian P. Short

Brian P. Short, 67 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First

Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, Allina Hospitals and Clinics, and William Mitchell College of Law. He also serves on the Board of Directors of ClearWay Minnesota, Inc., the St. Francis Mission Foundation, the Advisory Council to the Law School of the University of Notre Dame, and the Board of Governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides valuable insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

James B. Stake	James B. Stake, 64 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member and chairs the compensation committee for Otter Tail Corporation (NASDAQ: OTTR), is chairman of the board for Ativa Medical Corp., and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science in Chemical Engineering from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective for the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff	John P. Wiehoff, 55 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in

January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 23 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Mary J. Steele Guilfoile, Jodee A. Kozlak, Brian P. Short, James B. Stake, and John P. Wiehoff as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (the “Board”) has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting. In 2016, all of the directors attended the Annual Meeting.

During 2016, the Board of Directors held six meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Scott Anderson		x	Chair
Robert Ezrilov	x	x
Wayne Fortun		Chair	x
Mary Steele Guilfoile	x		x
Jodee Kozlak		x	x
Brian Short	x		x
James Stake	Chair	x

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed chairman of the board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as Chairman, the Board considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of many of our directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to shareholder inquiries that are directed to the independent directors. Mr. Anderson serves as the Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee is responsible for the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual enterprise risk assessment of the company, which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Messrs. Ezrilov, Short, and Stake and Ms. Guilfoile, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review, and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results, and earnings releases and the adequacy of our internal controls and procedures;

(6)	Reviewing the risk management status of the company; and

(7)	Reviewing and approving related-party transactions.

The Audit Committee held eight meetings during 2016. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2017 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 39 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee has oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held four meetings during 2016. See “2016 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 35 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Reviewing and revising the company’s Corporate Governance Guidelines, including recommending any necessary changes to the Corporate Governance Guidelines to the Board;

(4)	Leading the Board of Directors in an annual review of the performance of the Board and the Board committees;

(5)	Making recommendations to the Board of Directors regarding Board committee assignments;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements;

(7)	Making recommendations to the Board with respect to the compensation of non-employee directors; and

(8)	Periodically reviewing with the company’s chief legal officer developments that may have a material impact on the company’s corporate governance programs, including related compliance policies.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held four meetings during 2016.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc., Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees using the same selection criteria and qualifications as nominees identified by other sources as described below. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board, regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee, and to serve as a director if appointed by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors, and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2017 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2018 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our bylaws.

Compensation of Directors

In 2016, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $30,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $20,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. We base the stock ownership requirements on all shares of company stock deemed owned by a director, which includes vested stock options, vested and unvested restricted stock units, and stock beneficially owned by the director, including owned in a trust, by a spouse, or by dependent children for our directors.

In 2016, the Board of Directors granted each director a fully vested restricted stock unit award valued at $125,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors. The Board of Directors increased the restricted stock unit award for each director to $135,000 for 2017. All other elements of director compensation remained unchanged.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
Scott P. Anderson	$120,000	(2)	$125,000	$245,000
Robert Ezrilov	120,000		125,000	245,000
Wayne M. Fortun	100,000		125,000	225,000
Mary J. Steele Guilfoile	95,000	(4)	125,000	220,000
Jodee A. Kozlak	85,000	(5)	125,000	210,000
Brian P. Short	95,000	(2)	125,000	220,000
James B. Stake	95,000	(3)	125,000	220,000

(1)	The dollar value reflected in this column was awarded as fully vested restricted stock units of the company at grant date fair value. Shares equal to the number restricted stock units will be distributed to the director after their board membership terminates.
(2)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(3)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(4)	The director has elected to receive one half of their board retainer in fully taxable unrestricted shares of company stock and the balance of their board and committee retainers in cash.
(5)	The director elected to receive one half of their board retainer and all of their committee retainer in restricted stock units of the company for the first half of 2016. The balance of the director’s board retainer for the first half of 2016 was paid in cash. For the second half of 2016, the board retainer and committee fees were awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, James B. Stake, Scott P. Anderson, and Jodee A. Kozlak. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

2016 COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives, and structure of our executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 29, which provide further historical compensation information for the following Named Executive Officers (“NEOs”):

•	John P. Wiehoff, Chief Executive Officer

•	Andrew C. Clarke, Chief Financial Officer

•	Chad M. Lindbloom, Chief Information Officer

•	Christopher J. O’Brien, Chief Commercial Officer

•	Michael J. Short, President of Global Freight Forwarding

I. Executive Summary

Key Changes for 2016

Our overall compensation philosophy remains strong, supporting our performance culture, growth strategy, and ability to attract and retain high-quality executives.

We:

•	Pay for performance;

•	Reward profitable long-term growth; and

•	Align the interests of management with our shareholders.

As we previewed in our proxy statement last year, the company made significant changes to our executive officer compensation model in 2016. Changes to the competitive landscape, the growth of our company, prevalent market practices, shareholder interest and expectations, and, of course, the best interests of our employees and executives, led us to recognize that our executive compensation model required adjustment. However, our long-standing compensation philosophy of pay-for-performance remains unchanged. The previous compensation model was non-traditional, with extremely low base salaries, incentive compensation starting at the first dollar of profitability, and a large proportion of equity compensation. The application of our philosophy was difficult for some of our shareholders and executives to understand. In some cases, it made it more challenging to recruit executive talent from outside the company, or integrate executives from companies we acquired. In addition, we believe our unique compensation approach was likely misunderstood by some investors.

In consideration of the above, our overall compensation philosophy and objectives, and our committed focus on pay-for-performance, we modified our practices for a number of important reasons:

•	To ensure we are able to continue to attract, motivate, and retain high quality executives;

•	To align more closely with prevailing market practices;

•	To reinforce alignment of pay and performance; and

•	To reduce complexity and improve clarity in our communications to both our executive participants and our shareholders.

In making these changes, the company worked closely with the Compensation Committee, considered shareholder feedback and our annual shareholder say-on-pay results, and also received input from our compensation consultant, Aon Hewitt. The Compensation Committee has retained Aon Hewitt to provide advice on compensation of the company’s executive officers and non-employee directors. Aon Hewitt provides no other services to the company. The Compensation Committee has assessed the independence of Aon Hewitt and concluded that its engagement of Aon Hewitt does not raise any conflict of interest with the company or any of its directors or executive officers.

The company has historically reviewed industry survey data prepared by the independent compensation consultant to assess market competitiveness of the components of its NEO compensation, including the appropriate mix of cash and equity. The company relies on the broader survey data to assess market competitiveness of the elements of executive compensation. The company also believes that internal equity is an important and necessary consideration in valuing jobs. We believe it is critical to pay executives at a competitive level in order to attract and retain the talent we need to deliver high performance. While competitive, size-adjusted positional benchmark data was prepared consistent with past practice, this market data was not relevant for the compensation awards for 2016. Individual pay decisions were made based on a variety of factors, such as company, business unit and individual performance, scope of responsibility, critical needs and skills, leadership potential, and succession planning.

In 2016 we implemented the following changes:

•	Base salaries: We adjusted our base salaries to make them more market-based, generally reflecting the 25th-50th percentile of our defined market for talent. In the past, base salaries were extremely low, and we allowed NEOs to receive a prepayment against their annual incentive compensation. With this change to base salaries, the prepayment has been eliminated.

•	Annual incentive compensation: Within our adjusted compensation model, the variability of annual incentive compensation, based on company or business division performance, has been increased. Annual incentive compensation for 2016 was based on the following:

•	For our CEO, the annual incentive was 100 percent of base salary at target, and was based on enterprise adjusted pre-tax income (“APTI”). APTI is defined as pre-tax income, adjusted to exclude executive bonuses and unusual or extraordinary items.

•	For operating executives, the annual incentive varied from 25 percent to 80 percent of base salary at target, and is tied to the APTI of the business division and/or region of responsibility for the executive.

•	For administrative executive officers, the annual incentive at target was 50 percent of base salary, and is based on enterprise APTI.

•	Introduction of a cap: In all cases, the maximum annual incentive that may be paid is two times the executive’s planned annual incentive at target. Our previous executive compensation model did not have a cap on annual incentive compensation.

•	Threshold and maximum performance goals were set at 70 percent and 140 percent of our APTI target, respectively.

•	Equity compensation: Restricted stock awards continue to be performance-based. Beginning with grants issued in 2015, incentive stock options now vest ratably over five years. We believe options are an inherently performance-based instrument because stock price appreciation must occur for the value to be delivered. The change to time vesting allows flexibility and liquidity for our executives not present in our performance-based share awards. It is also more consistent with market-based practices and therefore, better supports our philosophy of providing compensation that is necessary to attract, retain, and motivate high-quality executives.

Equity compensation is approximately 50 percent of the value of target total direct compensation (salary plus target annual incentive plus grant date fair value of equity awards) for our executives, and 63 percent of target total direct compensation for our CEO. Our equity compensation consists of performance-based restricted stock awards (50 percent of the value of the total award) and incentive stock options (50 percent of the value of the total award). Because equity compensation is a significant component, it is important that our equity compensation instruments are consistent with market practices and viewed as competitive for top executive talent.

•	Target total direct compensation: While base salaries have been adjusted to be more closely aligned with the market, and the pay mix between base salary and annual incentives have changed, the target total direct compensation paid to executives has remained relatively consistent from our previous model to our adjusted model in 2016. There are a few individual exceptions to this, in situations which require individual performance and/or market adjustments.

•	Mix of fixed and variable compensation: The mix of pay between fixed and variable compensation, and the portion of variable compensation linked to performance vesting and the value of company common stock, are consistent with our philosophy of strong linkage between pay and performance. It also puts a substantial percentage of our executives’ compensation at risk. As reflected in the following charts, 82% of Mr. Wiehoff’s 2016 target total direct compensation was variable or “at-risk,” and 67% of the 2016 target compensation for our other NEOs was variable or “at-risk.”

•	Stock ownership guidelines: Our guidelines have also been changed in consideration of our change to more market-based base salaries. As noted above, equity is a significant portion of total executive compensation, and our robust stock ownership guidelines reinforce our performance-based culture and the alignment of management and shareholder interests. Beginning in 2016, the equity ownership guidelines for executive officers are as follows:

•	CEO: 6 times base salary

•	NEOs: 3 times base salary

•	Other direct reports to the CEO: 3 times base salary

It is expected that new or recently promoted members of the executive team will achieve the appropriate level of ownership within five years of their appointment.

2016 Performance Highlights and Incentive Payouts

In 2016, changing market conditions impacted our results. We had volume increases in nearly all of our service lines, but also experienced pricing declines, which impacted our net revenue margins. Truckload margin compression in our North American Surface Transportation business was a challenge to our earnings per share during the second half of the year. While we delivered solid financial performance in 2016, our enterprise performance was below our target performance goals. This resulted in below-target incentive payouts under our annual cash incentive plan for four of our NEOs, and lower vesting in our performance-based equity awards for all NEOs. Our enterprise APTI, which is the measure we used to determine annual non-equity incentive payments for four of our NEOs in 2016, decreased two percent in 2016.

Our 2016 Global Forwarding APTI increased 10%. This was primarily due to an increase in net revenues driven by higher volumes, partially offset by increased operating expenses. Global Forwarding APTI was the annual incentive compensation performance measure for one of our 2016 NEOs, Michael Short.

Say On Pay

The Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of NEOs. At our 2016, 2015, and 2014 Annual Meetings, our say-on-pay proposals received “for” votes that represented approximately 84 percent, 84 percent, and 76 percent, respectively, of the shares voted on the proposals. The Compensation Committee considered the results of these say-on-pay votes and other shareholder feedback when evaluating our compensation practices and policies in 2016, and when setting the compensation of our NEOs for 2016. The Compensation Committee believes that our say-on-pay proposal results demonstrate shareholders’ support of our compensation practices.

II. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, a significant portion of the cash compensation of our managers is based on the growth and profitability of their office. Performance based compensation makes up a significant portion of our employees’ total compensation package. In addition, approximately 2,767 employees, or 19.3 percent of our total employees, hold equity they received through our 2013 equity incentive plans and our predecessor plans (collectively “Equity Plans”).

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive officer compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Pay incentive compensation aligned with company earnings growth at various levels;

(3)	Emphasize both team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executive officers are based on several factors, including individual performance, level of responsibility, unique skills of the executive, tenure, and demands of the position.

III. Key Compensation Practices

Our compensation framework and pay-for-performance practices provide appropriate incentives to our executive officers to achieve our financial goals and better align our executives with our shareholders’ interests.

Practices We Employ	Practices We Avoid

Executive compensation and incentive payouts are subject to the approval of our independent Compensation Committee	No guaranteed bonuses

Pay is closely linked to performance and targeted to the 25th-50th percentile of general industry market data of similarly-sized companies	No supplemental pension or executive retirement plan (SERP) benefits

A significant portion of pay is at risk and performance based	No repricing of underwater options or stock appreciation rights without shareholder approval

Performance metrics are directly tied to the driver of shareholder value (APTI)	No hedging or pledging of company shares

Appropriate caps on incentive plan payouts	No discounted option or SAR grants

Performance based restricted stock and stock option grants to create alignment with shareholders	No executive severance plan

Executives are subject to robust stock ownership guidelines

Equity compensation subject to forfeiture if executive violates company employment agreements

Our Compensation Committee is comprised entirely of independent directors

Our Compensation Committee engages an independent consultant

Our Compensation Committee regularly meets in executive session without management present

IV. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executive officers as part of a total compensation package necessary to attract, retain, and motivate high quality executives. Our 2016 base salaries generally reflect the 25th to 50th percentile of our defined market for talent. While base salaries have been adjusted to be more closely aligned with market, and the pay mix between base salary and annual incentives have changed, the target total cash compensation paid to executives has remained relatively consistent from our previous model to our adjusted model in 2016.

Base salaries are reviewed annually. The Salary column of the Summary Compensation Table on page 29 contains the annual base salary earned for 2016 for each of the NEOs.

Non-Equity Incentive Plan Compensation (“annual incentive compensation”)

The primary objectives of our annual non-equity annual incentive compensation plan (“annual incentive compensation”) are to motivate our people to grow our company profits and align pay with annual company performance.

The Compensation Committee approves an individualized incentive compensation plan for each NEO prior to the beginning of the calendar year. NEO annual cash incentive amounts are set as a percentage of his or her base salary, to reflect the executive’s responsibilities, performance, and contribution to overall company goals. The financial measure used to determine incentive compensation is APTI.

Each year, the Compensation Committee establishes target APTI growth for the enterprise and the divisions at levels that are consistent with our expectations. Given the transactional nature of a significant portion of our business and our fluctuating net revenue margins due to market conditions, historically the company has found it difficult to forecast short-term performance. As such, we believe it is important to align targets more closely with our long-term growth goals, with some consideration given to shorter-term market trends and divisional business plans. Our annual targets should not vary significantly year to year, except under unusual circumstances.

The threshold, target, and maximum levels of APTI growth are set each year with the following objectives:

•	The relative difficulty of achieving each level is consistent from year to year;

•	The target level is challenging but achievable, and reflects planned company performance. The performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and

•	A threshold payment is made to reward partial achievement of the target, and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

For performance between threshold and target or target and maximum, the achievement percentage is determined by linear interpolation. The Committee certified the following actual performance levels and percentage of target payout for each of the NEOs.

In 2016, the Committee established these APTI targets based on the expectations that our stated long-term diluted earnings per share growth rate for the company will be in the range of 7 to 12 percent. The 2016 NEO annual incentive compensation performance targets and actual results are shown in the following table:

2016 NEO Annual Incentive Compensation Metrics	Target	Actual
Enterprise APTI growth (1)	7%	-2%
Global Forwarding APTI growth (2)	10%	10%

(1)	In 2016 Mr. Wiehoff, Mr. Clarke, Mr. Lindbloom, and Mr. O’Brien were paid based on Enterprise APTI.
(2)	In 2016 Mr. Short was paid based on Global Forwarding APTI.

Incentive compensation plans are reviewed annually. The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 29 contains the annual incentive compensation earned for 2016 for each of the NEOs.

Equity Compensation

We use equity compensation as our primary tool for aligning our executives with long-term shareholder interests, rewarding them for the achievement of overall company performance, and retaining them at C.H. Robinson. Equity compensation for our executive officers is performance based and highly variable based on growth in company earnings and stock price appreciation. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved 2013 Equity Incentive Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, stock units, and other types of equity compensation. Executive officers, other employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity compensation.

NEO Awards

Equity awards made to our NEOs in 2014 were granted in the form of performance shares and performance-based incentive stock options weighted equally by fair value. In 2015 and 2016, as noted above, incentive stock options were granted and vest over five calendar years. Restricted shares continue to be performance-based. Given the large percentage of their total compensation that is equity, the performance vesting formula that is based solely on growth in company profitability, and the long-term nature of the vesting and delivery, we believe these awards are an effective tool for creating long-term ownership, aligning our executives’ interests with those of our shareholders, and linking executive officer compensation to company performance. While the five year vesting for both performance shares and incentive options is a longer period than most companies use, this was done purposefully, to reinforce the long-term retentive intent of these awards.

Equity awards are reviewed and granted annually. The Stock Awards and Option Awards columns of the Summary Compensation Table on page 29 contain the grant date fair value of the equity awards granted during 2016 to each of the NEOs.

Performance Shares

For our performance share awards, vesting may occur each year for up to five calendar years, based on company performance. Any performance shares that are unvested at the end of the five years are forfeited back to the company. Performance vesting is constructed in a manner as to vest 0 to 100 percent of the award based on the change in earnings per share from the prior year’s achievement, over the five year vesting period of the award. However, in no case may an award vest more than 100 percent. Additionally, an award may vest 0 percent when there is negative year-over-year growth as was experienced by participants in 2013.

For performance share awards granted prior to 2013, the annual vesting percentage is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus 5 percentage points. In 2013, the Compensation Committee adjusted the equity vesting formula to better align it with the company’s long-range growth plan. The annual vesting percentage for performance share awards granted in 2014, 2015, and 2016 is equal to the year-over–year percentage increase (or decrease) in diluted net income per share, plus 10 percentage points.

Performance share and performance-based incentive stock option annual vesting percentage information is set forth in the following table:

Performance Vesting Year	2011 Award	2012 Award	2013 Award	2014 Award	2015 Award	2016 Award
2012	24%	—	—	—	—	—
2013	0%	0%	—	—	—	—
2014	17%	17%	25%	—	—	—
2015	20%	20%	25%	25%	—	—
2016	5%	5%	12%	12%	12%	—
Total Cumulative Vesting	66%	42%	62%	37%	12%	0%
Years Left Available to Vest	0	1	2	3	4	5

For awards made to NEOs in 2010 through 2016, delivery of the vested shares occurs on the earlier of two years after termination of employment or after two years following the end of the five-year vesting period. We believe the delivery two years after vesting or termination strengthens our employee agreements and aligns with shareholders’ interests.

For awards made prior to 2015, officers were allowed to elect a different time for the delivery of the vested shares before the vesting period began. However, that delivery cannot be less than two years after termination or the five-year vesting period.

Dividend equivalents are paid to participants in cash on all performance shares, vested or unvested. Dividend equivalents provide an important link between the executive’s stake in the company and its long-term health. It also better aligns them with our shareholders, who receive between 40 and 50 percent of company earnings in the form of dividends.

The fair value of each share-based award is established on the date of grant. For grants of performance shares and restricted stock units, the fair value is established based on the market price of our common stock on the date of the grant, discounted for post-vesting holding restrictions.

Stock Options

C.H. Robinson awarded performance-based incentive stock options to executives, including the NEOs, in 2014. These awards contain performance-based vesting terms and conditions identical to the performance share grants made to our executives. As noted above, in 2015 and 2016 incentive stock options granted were time-based, vesting ratably over five years beginning in 2016 and 2017 respectively. For grants of incentive stock options, the fair value is established using the Black-Scholes option pricing model.

V. Additional Compensation Policies and Practices

Equity Plan Acceleration and Post Employment Vesting

We do not have a severance pay plan for NEOs.

The 2014, 2015, and 2016 performance share award agreements for our NEOs include provisions to accelerate vesting in full if change in control occurs, or if employment ends due to death or disability. Incentive stock options granted to our NEOs will full vest and become exercisable immediately in connection with the same events. This treatment for performance share awards and stock option awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event.

Post-employment vesting (for reasons other than death, disability, and change in control) is tied to non-compete agreements and provides protections to the company and our relationships with our employees, customers, and suppliers. For performance share and option grants in 2014, 2015, and 2016, the following post-employment vesting rules, based on age and tenure with the company, have been established:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Executive Stock Ownership Guidelines

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership guidelines for our executive officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success aligns our executive interests with that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership guidelines based on all shares of company stock deemed owned by an executive officer, which includes vested stock options, stock held in the company 401(k) Plan, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children, for our executive officers.

In 2016, stock ownership guidelines were updated in consideration of our change to more market-based base salaries. Our equity ownership guidelines for executive officers are as follows:

•	CEO: 6 times base salary

•	NEOs: 3 times base salary

•	Other direct reports to the CEO: 3 times base salary

It is expected that new or recently promoted members of the executive team will achieve the appropriate level of ownership within five years of their appointment. As of the end of 2016, all the executive officers had met these ownership guidelines.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Certain employees, including all executives, sign a management employment agreement that includes more restrictive non-competition and non-solicitation covenants. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any NEOs, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post Employment Vesting section.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific benefit arrangements and perquisites in 2016 was the personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2016, Mr. Wiehoff had 11.0 hours of personal use of the corporate aircraft. The value of this benefit has been treated as ordinary income and included on Mr. Wiehoff’s 2016 W2.

The “Supplemental All Other Compensation” table contains information about the benefits and prequisites for each of the NEOs.

Other Broad-Based Employee Benefits

Our NEOs are eligible to participate in all of the same benefit programs as other C.H. Robinson employees. These include:

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of the Internal Revenue Code.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision, flexible medical and dependent care spending, short term disability and long term disability, life insurance, and holiday and other paid time off.

VI. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing the executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held five meetings during 2016. The Compensation Committee Report on executive compensation is found on page 35 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive leaders, including each of the NEOs. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other NEOs.

The Compensation Committee considers many factors when setting compensation plans and awards, including company performance, NEO’s responsibilities, officer performance, position tenure, experience, and survey information from independent experts. For the past four years, the Compensation Committee engaged Aon Hewitt to present executive compensation market data and practices information to the Compensation Committee in preparation for determining and approving executive compensation. Typically, the Compensation Committee reviews general industry benchmark data every one to two years as provided by Aon Hewitt. The Compensation Committee does periodically plan to seek independent consultative input and consideration of the company’s executive compensation, as it continues to assess the company’s executive officer compensation practices.

Equity Compensation

In 2016, our NEOs were awarded performance shares and time-based stock options. Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chief executive officer’s equity compensation award. The Compensation Committee approves the awards for each of the executive officers and approves the equity grants to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval.

VII. Named Executive Officer Compensation

Realized Annual Compensation

C.H. Robinson views total realized annual compensation as total cash (base salary and annual incentive compensation) plus vested equity during that calendar year. As described in the equity compensation section above, the equity compensation of our executive officers is performance based and has significant variability based on company earnings growth. Because performance equity may not vest, we think it is most appropriate to measure total compensation in this way. In the Total 2016 Realized Annual Compensation table for each NEO below, the values in the “Equity Earned” column reflect the actual percentage vested during the calendar year multiplied by the grant date value for the performance based awards vesting during each year. Stock options granted in 2015 and 2016 now vest at a rate of 20 percent of their grant date value, per year.

Named Executive Officers Performance Evaluation and Compensation

The NEOs are all paid the same compensation elements. The determination of the other NEOs’ 2016 base salary, annual incentive compensation award, and equity compensation followed the practices explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	title, role, scope of responsibility, and relative experience;

(2)	tenure in their position;

(3)	subjective evaluation of individual performance;

(4)	financial performance of the company as a whole;

(5)	financial performance of the portion of the business the NEO leads, where applicable; and

(6)	comparison to market survey information.

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, Chairman, President, and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, annual incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $1,167,000 in 2016. In 2016, Mr. Wiehoff earned annual incentive compensation of $936,604, which was paid in cash on February 28, 2017. The amount was calculated based on his annual incentive compensation agreement, as described in Section VI above. Mr. Wiehoff’s annual incentive compensation plan awarded compensation for the company’s achievement of APTI in certain ranges. Mr. Wiehoff’s 2016 incentive compensation decreased compared to 2015. This was primarily due to enterprise performance not attaining our 2016 target performance goal, which resulted in a below-target incentive payout.

John P. Wiehoff 2016 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$1,167,000	100%	200%	7%	-2%

Total 2016 Realized Annual Compensation: The table below illustrates Mr. Wiehoff’s total realized compensation in 2016 of $3,769,397, a decrease of 31.3 percent from 2015.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2016	$1,167,000	$937,270	$2,104,270	$1,665,127	$3,769,397
2015	410,000	1,767,315	2,177,315	3,308,182	5,485,497
2014	410,000	1,553,083	1,963,083	2,448,919	4,412,002

In December 2016 and pursuant to the 2013 Equity Incentive Plan, Mr. Wiehoff was granted 36,500 performance shares and 144,860 time-based incentive stock options with a combined grant date fair value of approximately $4.6 million, an increase of 14.6 percent over his 2015 grant date fair value. These shares and options are available to begin vesting in 2017.

Andrew C. Clarke, Chief Financial Officer

Andrew C. Clarke joined the company on June 1, 2015. His 2016 annual base salary was $525,000. He earned annual incentive compensation of $210,676 for 2016 paid in cash on February 28, 2017. The increase in 2016 incentive compensation compared to 2015 was primarily the result of Mr. Clarke’s partial year of service in 2015 compared to a full year of service in 2016. This was offset by the fact that our company APTI growth did not obtain our target performance goal, which resulted in a below-target incentive payout.

Andrew C. Clarke 2016 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$525,000	50%	100%	7%	-2%

Total 2016 Realized Annual Compensation: The table below illustrates Mr. Clarke’s total realized compensation in 2016 of $954,117, an increase of 15.5 percent over 2015.

	Salary	Nonequity Incentive	Bonus		Total Cash	Equity Earned	Total Realized Compensation
2016	$525,000	$210,826	$		$735,826	$281,291	$954,117
2015	291,667	150,208		196,063	637,938	187,940	825,878

Mr. Clarke was awarded 7,250 performance shares and 28,110 time-based incentive stock options in 2016 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was approximately 12.5 percent greater than those he received in 2015. These shares and options are available to begin vesting in 2017.

Chad M. Lindbloom, Chief Information Officer

Chad M. Lindbloom’s base salary was $590,000 in 2016. He earned annual incentive compensation of $236,759 for 2016, which was paid in cash on February 28, 2017. Mr. Lindbloom’s annual incentive compensation agreement compensated him for the company achieving APTI in certain ranges. The decrease in 2016 incentive compensation compared to 2015 was primarily the result of company APTI growth not attaining our target performance goal, which resulted in a below-target incentive payout.

Chad M. Lindbloom 2016 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$590,000	50%	100%	7%	-2%

Total 2016 Realized Annual Compensation: The table below illustrates Mr. Lindbloom’s total realized compensation in 2016 of $1,221,422, a decrease of 25.5 percent from 2015.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2016	$590,000	$236,928	$826,928	$394,494	$1,221,422
2015	270,000	592,195	862,195	777,830	1,640,025
2014	270,000	505,642	775,642	589,743	1,365,385

Mr. Lindbloom was awarded 7,250 performance shares and 28,110 time-based incentive stock options in 2016 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was approximately 5.8 percent greater than those he received in 2015. These shares and options are available to begin vesting in 2017.

Christopher J. O’Brien, Chief Commercial Officer

The base salary for Christopher J. O’Brien was $500,000 in 2016. He earned annual incentive compensation for 2016 of $200,644, paid in cash on February 28, 2017. The 2016 annual incentive compensation award decreased compared to 2015 award due to company APTI growth not attaining our target performance goal, which resulted in a below-target incentive payout.

Christopher J. O’Brien 2016 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$500,000	50%	100%	7%	-2%

Total 2016 Realized Annual Compensation: The table below illustrates Mr. O’Brien’s total realized compensation in 2016 of $1,053,352, a decrease of 24.8 percent from 2015.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2016	$500,000	$200,786	$700,786	$352,566	$1,053,352
2015	210,000	523,053	733,053	668,038	1,401,091
2014	210,000	433,463	643,463	497,187	1,140,650

In 2016, Mr. O’Brien received 6,850 performance shares and 26,550 time-based incentive stock options pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards represented a 6.2 percent increase in award value year-over-year. These shares and options are available to begin vesting in 2017.

Michael J. Short, President of Global Freight Forwarding

In May of 2015, Michael J. Short was promoted to the role of president, Global Freight Forwarding. Mr. Short’s base salary in 2016 was $500,000. He earned $275,508 annual incentive compensation for 2016. The 2016 award increased 90 percent compared to 2015 due to Mr. Short’s incentive plan changing mid-2015, as well as 2016 Global Forwarding APTI attaining target performance of 10 percent growth over 2015.

Michael J. Short 2016 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Global Forwarding Target Growth %	Global Forwarding Actual Growth %
$500,000	60%	120%	10%	10%

Total 2016 Realized Annual Compensation: The table below illustrates Mr. Short’s total realized compensation in 2016 of $1,081,969, a 49.2 percent increase over 2015.

Change in adjusted pre-tax income over prior year	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2016	$500,000	$302,724	$802,724	$279,245	$1,081,969
2015	455,833	159,397	615,230	109,961	725,191
2014	380,625	81,760	462,385	49,545	511,930

In 2016, Mr. Short received 6,440 performance shares and 24,990 time-based incentive stock options pursuant to the 2013 Equity Incentive Plan. These shares and options are available to begin vesting in 2017. The grant date fair value of these awards represented a 38.1 percent decrease in award value year-over-year. Mr. Short received an additional time-based award of 9,460 restricted shares upon his promotion in May 2015 which vest ratably over five years.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to each “covered employee” to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. For purposes of Section 162(m), the group of covered employees consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee retains the discretion to provide compensation to the company’s covered employees that may not qualify as performance-based for purposes of Section 162(m) and therefore may not be tax deductible, and believes that the amount of any expected loss of a tax deduction under Section 162(m) will not have a material impact on the company’s overall tax position.

Summary Compensation Table

Name and Principal Position	Year	(1) Salary ($)	Bonus ($)	(2) Stock Awards ($)		(3) Option Awards ($)	(4) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)

John P. Wiehoff	2016	$1,167,000	$0	$2,369,215		$1,825,236	$936,604	$0	$23,344	$6,321,399
President and Chief Executive Officer	2015 2014	410,000 410,000	0 0	2,016,057 1,750,459		1,908,115 1,750,040	1,767,315 1,553,083	0 0	34,102 18,089	6,135,589 5,481,671

Andrew C. Clarke	2016	525,000	0	470,598		354,186	210,676	0	10,600	1,571,060
Chief Financial Officer	2015	291,667	196,063	777,458		743,672	150,208	0	21,200	2,180,268

Chad M. Lindbloom	2016	590,000	0	470,598		354,186	236,759	0	10,600	1,662,143
Chief Information Officer	2015 2014	270,000 270,000	0 0	429,028 425,253		405,589 425,002	592,195 505,642	0 0	21,200 15,600	1,718,012 1,641,497

Christopher J. O’Brien	2016	500,000	0	444,634		334,530	200,644	0	10,600	1,490,408
Chief Commercial Officer	2015 2014	210,000 210,000	0 0	403,626 450,595		381,699 450,119	522,926 605,116	0 0	21,200 15,600	1,539,451 1,731,330

Michael J. Short	2016	500,000	0	418,020		314,874	275,508	0	10,600	1,519,002
President-Global Freight Forwarding	2015 2014	458,750 382,500	0 0	895,546 124,764	(6)	381,699 116,899	159,397 81,760	0 0	21,200 15,600	1,916,592 721,523

(1)	Prior to 2016, the executive annual incentive compensation agreements allowed executives to receive a portion of their annual incentive compensation in semi-monthly prepayments. Upon the change to our new executive compensation plan in 2016, we increased the base salaries to align with market based salaries and eliminated the prepayments.
(2)	The 2014, 2015, and 2016 restricted stock grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 25 percent in 2014 and 2015 and 12 percent in 2016.
(3)	The 2014 stock option grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage in 2014 was 25 percent. The 2015 and 2016 stock option grants are time based awards that vest pro-rate over the five calendar years after the year of grant.
(4)	The dollar amount in this column represents the amount the named executive officer earned during the respective year under their non-equity annual incentive plan. The amount earned is paid out as cash compensation early in the following year.
(5)	All other compensation for our NEOs is summarized in the Supplemental All Other Compensation table.
(6)	This figure includes 9,460 time based restricted shares with a grant date value of $491,920.00, which vest pro-rata over five years.

Supplemental All Other Compensation Table

Name	Year	Perks and Other Personal Benefits	Tax Reimbursements	(1) Registrant Contributions to Defined Contributions	Insurance Premiums	Other		Total
John P. Wiehoff	2016	$0	$0	$10,600	$0	$12,744	(2)	$23,344
Andrew C. Clarke	2016	0	0	10,600	0	0		10,600
Chad M. Lindbloom	2016	0	0	10,600	0	0		10,600
Christopher J. O’Brien	2016	0	0	10,600	0	0		10,600
Michael J. Short	2016	0	0	10,600	0	0		10,600

(1)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.
(2)	Represents the value of Mr. Wiehoff’s personal use of the corporate aircraft as required under applicable IRS rules.

Dividend Equivalents Paid on Unvested Performance Shares

Name and Position	Year	(1) Performance Shares
		Unvested Shares
John P. Wiehoff	2016	$195,417
	2015	175,719
	2014	163,789

Andrew C. Clarke	2016	26,313
	2015	12,021

Chad M. Lindbloom	2016	45,879
	2015	44,734
	2014	45,570

Christopher J. O’Brien	2016	41,089
	2015	38,919
	2014	38,447

Michael J. Short	2016	34,910
	2015	20,289
	2014	3,833

(1)	Dividends paid on these performance shares were paid directly to the named executive officer through the company’s payroll system.

Grants of Plan-Based Awards in 2016

Name of Executive	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(2) Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum

John P. Wiehoff	12/7/16	—	$—	—	—	—	36,500	(3)	—	$—	$2,369,215
	12/7/16	—	—	—	—	—	144,860	(4)	—	76.72	1,825,236
	2/8/17	0	936,604	2,917,500	—	—	—		—	—	—

Andrew C. Clarke	12/7/16	—	—	—	—	—	7,250	(3)	—	—	470,598
	12/7/16	—	—	—	—	—	28,110	(4)		76.72	354,186
	2/8/17	0	210,676	770,000	—	—	—		—	—	—

Chad M. Lindbloom	12/7/16	—	—	—	—	—	7,250	(3)	—	—	470,598
	12/7/16	—	—	—	—	—	28,110	(4)		76.72	354,186
	2/8/17	0	236,759	708,000	—	—	—		—	—	—

Christopher J. O’Brien	12/7/16	—	—	—	—	—	6,850	(3)	—	—	444,634
	12/7/16	—	—	—	—	—	26,550	(4)	—	76.72	334,530
	2/8/17	0	200,644	600,000	—	—	—		—	—	—

Michael J. Short	12/7/16	—	—	—	—	—	6,440	(3)	—	—	418,020
	12/7/16	—	—	—	—	—	24,990	(4)	—	76.72	314,874
	2/8/17	0	275,508	700,000	—	—	—		—	—	—

(1)	Each of the named executive officers received a non-equity incentive plan award during 2015. Under the terms of the award, the amount earned by each executive will be based upon on the company’s adjusted pre-tax income for 2016 and will be paid to the executive in early 2017. The value in the Target column is the actual amount earned.
(2)	The amounts in this column represent the grant date fair value for the respective awards. The performance based restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.
(3)	Represents the number of performance shares granted during the reported year to the named executive officer. These performance based restricted shares are available to vest over five calendar years beginning in 2017. The actual vesting percentage for each year is the year-over-year growth rate in diluted net income per share plus ten percentage points. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may exercise the options approximately seven years after the grant date. Any restricted shares unvested after five years are forfeited back to the company.
(4)	Represents the number of time-based stock options granted during the reported year to the named executive officer. These stock options are available to vest over five calendar years beginning in 2017. Once vested, the participant may exercise the options for a period of ten years. Any options unvested after five years are forfeited back to the company.

Outstanding Equity Awards at Fiscal Year-End 2016

	Stock Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	(1) Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	(1) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John P. Wiehoff	41,831	(1)	0	(1)	$68.81	12/7/2021	118,644	$8,691,845
	46,158	(1)	63,742	(1)	61.91	12/5/2022
	78,616	(1)	48,184	(1)	58.25	12/4/2023
	44,259	(1)	75,361	(1)	74.57	12/3/2024
	18,086	(2)	132,634	(2)	63.58	12/2/2025
	0	(2)	144,860	(2)	76.72	12/7/2026

Andrew C. Clarke	11,389	(1)	19,391	(1)	62.11	6/1/2025	18,689	1,369,163
	3,618	(2)	26,532	(2)	63.58	12/2/2025
	0	(2)	28,110	(2)	76.72	12/7/2026

Chad M. Lindbloom	12,553	(1)	0	(1)	68.81	12/7/2021	26,395	1,933,668
	11,542	(1)	15,938	(1)	61.91	12/5/2022
	19,654	(1)	12,046	(1)	58.25	12/4/2023
	10,749	(1)	18,302	(1)	74.57	12/3/2024
	3,618	(1)	26,532	(1)	63.58	12/2/2025
	227	(2)	1,663	(2)	63.53	12/24/2025
	0	(2)	28,110	(2)	76.72	12/7/2026

Christopher J. O’Brien	10,461	(1)	0	(1)	68.81	12/7/2021	24,045	1,761,559
	10,000	(1)	13,810	(1)	61.91	12/5/2022
	17,038	(1)	10,442	(1)	58.25	12/4/2023
	9,487	(1)	16,153	(1)	74.57	12/3/2024
	3,618	(2)	26,532	(2)	63.58	12/2/2025
	0	(2)	26,550	(2)	76.72	12/7/2026

Michael J. Short	5,157	(1)	3,160	(1)	58.25	12/4/2023	22,937	1,680,397
	3,040	(2)	5,175	(2)	74.57	12/3/2024
	0	(2)	30,150	(2)	63.58	12/2/2025

(1)	The 2011-2014 performance-incentive stock option and 2011-2016 performance share grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013-2016 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance-incentive stock options and/or performance shares unvested after five years are forfeited back to the company. Once the options are vested, they are exercisable for a period of ten years from the date of grant under the option award agreement. The vested performance shares are deliverable to the named executive officer according to their prior-made election. The discounts on the performance shares and restricted stock unit grants, calculated using the Black-Scholes option pricing model, were 22% in 2011, 21% in 2012, 21% in 2013, 17% in 2014, 18% in 2015, and 15% in 2016.
(2)	Represents the number of time-based stock options granted during the reported year to the named executive officer. These stock options are available to vest over five calendar years beginning in the calendar year after the year of grant. Once vested, the participant may exercise the options approximately seven years after the grant date.

Option Exercises and Stock Vested During 2016 (1)

	Stock Awards
Name of Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Wiehoff	7,441	$545,128
Andrew C. Clarke	1,809	132,527
Chad M. Lindbloom	3,450	252,747
Christopher J. O’Brien	3,068	224,762
Michael J. Short	1,433	104,982

(1)	No stock options were exercised by the NEOs during 2016.

Nonqualified Deferred Compensation (1)

Name of Executive	Executive Contributions in Last Fiscal Year ($)	(2) Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	(3) Aggregate Balance at last Fiscal Year End ($)
John P. Wiehoff	$0	$2,800,280	($1,233,608)	$4,010,623	$52,709,691
Andrew C. Clarke	0	556,220	144,302	0	1,635,163
Chad M. Lindbloom	0	556,220	91,581	1,512,833	6,621,092
Christopher J. O’Brien	0	525,532	65,854	1,196,367	5,357,064
Michael J. Short	0	494,077	227,906	0	2,039,412

(1)	All awards referred to in this table are in the form of performance based restricted shares.
(2)	All values in this column represent the closing market price of the company stock on the grant date of the restricted share award.
(3)	All values in this column are based on the closing market price of the company stock as of December 31, 2016.

The following table lists the potential value of accelerated vesting of unvested performance shares and performance-based stock options upon termination of employment in the case of change in control, death, or disability of our named executive officers. For this purpose, change in control is defined as (i) the ownership by a person or entity of more than 50 percent of the Common Stock of the company, (ii) the completion of a merger or consolidation or sale of all or substantially all of the company’s assets where the company’s directors and shareholders prior to the transaction do not comprise at least 60 percent of the board of the surviving entity and 60 percent of its shareholder base, respectively, or (iii) a majority of the Board of Directors are no longer “continuing directors.” The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2016, the last day of our reporting year. C.H. Robinson does not gross up payments to executive officers due to a change in control.

Name of Executive	Benefit and Payments Upon Termination	Change in Control, Death or Disability
John P. Wiehoff	Vesting of unvested performance-based stock options	$2,730,607
	Vesting of unvested performance shares	8,691,845
Andrew C. Clarke	Vesting of unvested performance-based stock options	743,044
	Vesting of unvested performance shares	1,369,163
Chad M. Lindbloom	Vesting of unvested performance-based stock options	634,724
	Vesting of unvested performance shares	1,933,668
Christopher J. O’Brien	Vesting of unvested performance-based stock options	530,311
	Vesting of unvested performance shares	1,761,559
Michael J. Short	Vesting of unvested performance-based stock options	304,268
	Vesting of unvested performance shares	1,680,397

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2016, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 416 truckloads. The company paid approximately $1,058,000 to AMMF for these services, which represented just more than one percent of AMMF’s revenues for 2016. Management reported to the Audit Committee that the prices paid for the trucking services provided by AMMF were negotiated by 31 separate offices and were consistent with similar loads carried by other third party vendors using comparable equipment.

C.H. Robinson’s transactions with AMMF were reviewed by our Audit Committee consistent with our Related Party Transaction policy. The Audit Committee considered C.H. Robinson’s transactions with AMMF in light of the factors listed in its Related Party Transactions policy. Based on its review, the Committee determined that the company’s transactions conducted with AMMF were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF in its assessment of Mr. Short’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Scott P. Anderson

Robert Ezrilov

Jodee A. Kozlak

James B. Stake

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 1, 2017, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them. Percentage ownership of our Common Stock in the table is based on 141,875,784 shares of our Common Stock issued and outstanding on March 1, 2017.

	(1) Number of Shares Beneficially Owned	Percentage of Outstanding Shares	(2) Number of Performance Shares Granted
The Vanguard Group (3)	14,558,530	10.3%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc. (4)	10,375,647	7.3%
55 East 52nd Street New York, NY 10055
Capital International Investors (5)	9,227,834	6.5%
333 South Hope Street Los Angeles, CA 90071
Capital Research Global Investors (6)	7,745,355	5.5%
333 South Hope Street Los Angeles, CA 90071
John P. Wiehoff (7)	382,644	.27%	818,574
Andrew W. Clarke (8)	15,007	.01%	22,320
Chad M. Lindbloom (9)	141,926	.10%	97,243
Christopher J. O’Brien (10)	59,608	.04%	78,688
Michael J. Short (11)	12,351	.01%	27,602
Scott P. Anderson	13,510	.01%
Robert Ezrilov	103,871	.07%
Wayne M. Fortun	34,893	.02%
Mary J. Steele Guilfoile	7,653	.01%
Jodee A. Kozlak	8,052	.01%
Brian P. Short	51,435	.04%
James B. Stake	14,197	.01%
All executive officers and directors as a group (18 people)	1,205,712	.85%	1,305,378

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 1, 2017, are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The figures in this column represent the performance shares and units granted to the named executive officers and the other executive officers of the company.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017. The Vanguard Group, Inc., filing as an investment adviser in accordance with Rule §240.13d-1(b)(ii)(E), has sole voting power over 225,381 shares and sole dispositive power over 14,306,932 shares.

(4)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on January 23, 2017. BlackRock, Inc., filing as a parent holding company or control person in accordance with Rule §240.13d-1(b)(ii)(G), has sole voting power over 9,054,316 shares and sole dispositive power over 10,375,647 shares. BlackRock, Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017, by Capital International Investors, filing as an investment adviser in accordance with Rule §240.13d-1(b)(ii)(E), has sole voting power over 8,865,464 shares and sole dispositive power over 9,227,834 shares. Capital International Investors reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(6)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017, by Capital Research Global Investors, filing as an investment adviser in accordance with Rule §240.13d-1(b)(ii)(E), has sole voting power and sole dispositive power over 7,745,355 shares. Capital Research Global Investors reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(7)	Includes 228,951 shares underlying performance-based stock options exercisable within 60 days.
(8)	Includes 15,007 shares underlying performance-based stock options exercisable within 60 days.
(9)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 58,342 shares underlying performance-based stock options exercisable within 60 days.
(10)	Includes 50,604 shares underlying performance-based stock options exercisable within 60 days.
(11)	Includes 11,814 shares underlying performance-based stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than 10 percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than 10 percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10 percent beneficial owners were complied with within 2016, except for the following forms which were filed late: (1) time based stock option grants dated December 7, 2016, for Robert C. Biesterfeld Jr., Ben G. Campbell, Andrew C. Clarke, Angela K. Freeman, Jordan T. Kass, James P. Lemke, Chad M. Lindbloom, Christopher J. O’Brien, Michael J. Short, and John P. Wiehoff; (2) restricted stock unit grant dated December 31, 2016, for James B. Stake; (3) stock sale on November 1, 2016, for Michael J. Short; and (4) stock sale on November 10, 2016, for James P. Lemke. All of the late filed forms have been subsequently filed.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, Mary J. Steele Guilfoile, James B. Stake, and Brian P. Short. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Ms. Guilfoile, Mr. Short, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2016. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representation of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

James B. Stake

Robert Ezrilov

Mary J. Steele Guilfoile

Brian P. Short

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	pay incentive compensation aligned with company earnings at various levels;

3)	emphasize both team and company performance;

4)	balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal, we encourage you to review the 2016 Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2016 compensation of our named executive officers.

C.H. Robinson has requested shareholder approval of the compensation of our named executive officers on an annual basis. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables, and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal No. 2 is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described in Proposal No. 2 above, C.H. Robinson’s shareholders are being provided with the opportunity to vote on a non-binding proposal to approve the compensation of its named executive officers. Proposal No. 3 offers shareholders the opportunity to cast a non-binding advisory vote on how often C.H. Robinson should include a proposal to approve the compensation of its named executive officers in its proxy materials for future annual shareholder meetings or special shareholder meetings for which C.H. Robinson must include executive compensation information in the Proxy Statement for that meeting.

C.H. Robinson believes that an advisory vote on the compensation of its named executive officers should be held every year so that shareholders may annually express their views on the company’s executive compensation program. Annual advisory votes will allow our shareholders to more directly respond to the compensation philosophies and programs disclosed in each proxy statement, which will make the results of the vote more relevant and meaningful to the Board of Directors.

As an advisory vote, Proposal No. 3 is not binding upon C.H. Robinson. However, the Board of Directors and the Compensation Committee value the opinions expressed by shareholders in their vote on this matter and will consider the outcome of the vote when making future decisions regarding the frequency of future advisory votes on executive compensation.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends that an advisory vote on the compensation of named executive officers be conducted on an annual basis (as opposed to every two (2) years or every three (3) years).

PROPOSAL FOUR: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2017. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the years ended December 31, 2016, and December 31, 2015. The table also includes fees billed for other services provided by the independent auditor during the same periods.

Fees	2016	2015
Audit Fees (a)	$1,728,046	$1,494,700
Audit-Related Fees (b)	1,133,037	38,000
Tax Fees (c)	2,144,627	339,357

Total	$5,005,710	$1,837,531

(a)	Fees for audit services billed or expected to be billed relating to 2016 and 2015 consisted of:

•	Audit of the company’s annual financial statements and internal controls over financial reporting.

•	Reviews of the company’s quarterly financial statements.

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters.

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit and due diligence procedures related to closed and prospective acquisitions.

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•	Fees for tax compliance services totaled $349,610 and $339,357 in 2016 and 2015, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•	Fees for tax planning and advice services totaled $1,795,017 and $0 in 2016 and 2015, respectively. Tax planning and advice services are services provided for proposed transactions or other general tax planning matters.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2016 and 2015 were pre-approved, following the policies and procedures of the Audit Committee.

Preapproval Policy

All of the professional services were approved or preapproved in accordance with policies of the Audit Committee and the company. These policies describe the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific preapproval and cannot begin until approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the preapproval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL ON THE FEASIBILITY OF GREENHOUSE GAS EMISSIONS DISCLOSURE AND MANAGEMENT

C.H. Robinson has been advised that one of its shareholders, the Sisters of the Presentation of the Blessed Virgin Mary, intends to present a proposal at our annual meeting. Please contact our Secretary, orally or in writing, if you would like the Sisters of the Presentation of the Blessed Virgin Mary address and stock ownership information. If the Sisters of the Presentation of the Blessed Virgin Mary continue to qualify to propose a shareholder proposal under applicable law and it, or its representative, is present at the annual meeting and submits this proposal for a vote, then the shareholder proposal will be voted upon at our Annual Meeting. As applicable proxy regulations require, we have included the proposed resolution and supporting statement, exactly as submitted by the shareholder, both of which are set forth below under the heading ‘‘Shareholder Proposal.’’ We disclaim all responsibility for the content of the proposal and the supporting statement.

For the reasons set forth in its Statement in Opposition to Proposal No. 5 immediately following the shareholder proposal below, the Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Beginning of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary:

REPORT ON THE FEASIBILITY OF GHG DISCLOSURE AND MANAGEMENT

Resolved: Given the risks to society and the transport sector created by climate change, shareholders request that C.H. Robinson issue a report assessing the feasibility and benefits of time-bound, quantitative, company-wide, science-based goals for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report by January 1, 2018, at reasonable cost and omitting proprietary information, on any plans to achieve these goals.

Supporting Statement

In December 2015, 195 countries adopted the Paris Climate Agreement, which entered into force on November 4, 2016, and which specifies a goal to limit the increase in global average temperature to “well below 2°C” above pre-industrial levels and pursue efforts to limit the temperature increase to 1.5°C. In order to meet the 2-degree goal, climate scientists estimate it is necessary to reduce global GHG emissions 40-70 percent below 2010 levels by 2050; entailing a U.S. reduction target of 80 percent.

The costs of failing to address climate change are significant, and according to a 2015 report by Citigroup, could lead to a $72 trillion loss to global GDP. Risky Business, a recent analysis of climate change impacts, finds serious economic effects including property damage, shifting agricultural patterns, reduced labor productivity and increased energy costs. These effects could substantially impact C.H. Robinson’s operations, revenues, or expenditures.

Larry Fink, CEO of the world’s largest asset manager BlackRock, recently wrote to CEO’s of all S&P 500 companies: “Over the long-term... ESG issues... [including] climate change...have real and quantifiable financial impacts.” BlackRock staff has also stated that “climate change risk has arrived as an investment issue” and that “regulatory risks are becoming key drivers of investment returns.”

In addition to reducing risks, setting corporate GHG goals can: drive innovation, save money, and enhance our company’s reputation. Measuring and reporting on GHG emissions can likewise help C.H. Robinson’s customers with their own emissions management strategies and programs. Over half of S&P 500 companies have already set GHG emissions reduction targets, and 80 percent issue sustainability reports, many of which include GHG emissions disclosure.

Given the challenges of directly reducing emissions from transportation, we suggest C.H. Robinson analyze the feasibility of offering customers the option of paying to purchase GHG emissions offsets, or other innovative solutions.

Peers, such as Expeditors International, are already measuring and reporting GHG emissions to CDP, and are helping to measure and reduce customers’ transportation carbon footprint.

C.H. Robinson’s core value proposition to customers of improving transport efficiency makes this request particularly important because disclosing and managing GHG emissions will reveal and make available to customers a new set of benefits associated with using C.H. Robinson’s services.

End of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary

Statement of Opposition to and Recommendation of the Board of Directors on Proposal Five

The Board of Directors recommends that you vote against this proposal.

As a non-asset-based logistics company, C.H. Robinson does not directly control the GHG emissions produced from the use of motor carrier or other transportation equipment. In addition, our facilities consist primarily of office space, and some warehouse space–and not manufacturing or other facilities that consume large amounts of energy and release a commensurate amount of greenhouse gas. However, C.H. Robinson understands the impacts that global integrated supply chains can have on the world’s climate. We also recognize the importance of taking actionable steps designed to help our customers and service providers make informed decisions about how their supply chains operate so the supply chains of today and tomorrow support global environmental sustainability, including reducing greenhouse gas emissions, and make a positive sustainable impact.

Our operations positively impact our customers’ abilities to improve environmental sustainability in many ways, including:

•	Creating Transportation Efficiencies-providing load optimization across transportation modes through both consultative analysis and operational design and execution that helps to reduce miles traveled and increases efficient use of transport equipment, thereby reducing greenhouse gas emissions.

•	Supply Chain Optimization-providing supply chain consultative services designed to minimize supply chain assets, inventories, and transportation miles.

•	Transportation Carbon Emission Reporting–providing customers with time-based carbon emissions estimates, by mode, which highlight opportunities within their supply chains to reduce carbon emissions and improve environmental sustainability.

C.H. Robinson’s operations also raise awareness of and enable our service providers to increase resource efficiencies designed to reduce carbon emissions, including:

•	Reducing Empty Miles–helping motor carriers leverage backhaul capacity to reduce empty miles.

•	Participation in the Environmental Protection Agency’s (“EPA”) SmartWay® Program–C.H. Robinson has been a member of the EPA’s SmartWay program since 2005. In 2015, approximately three percent (3%) of C.H. Robinson’s contracted motor carriers were SmartWay program participants and nearly forty percent (40%) of all C.H. Robinson brokered shipments were moved using SmartWay participating motor carriers.

•	Supporting Local, Sustainable Farming Programs–Identifying, working with, and supporting local and regional farming/growing programs to shorten the distance from farm to table.

C.H. Robinson takes steps to positively influence its own impact on environmental sustainability, including:

•	Reducing Electricity Consumption–Implementing point-of-use controls designed to automatically turn lights off when a room is not being used and using high efficiency LED bulbs in corporate headquarters facilities.

•	Reducing Paper and Water Consumption–Using improved paper dispensing mechanisms and automated water faucets to reduce the volume of both paper products and water used, as well as the use of compostable trays and other utensils and serving ware at our corporate headquarters facilities.

C.H. Robinson will continue to pursue these and other methods of showing the importance of, and creating a positive impact on, environmental sustainability, including reducing greenhouse gas emissions. However, C.H. Robinson does not believe that the proposal is an effective or prudent use of C.H. Robinson’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL FIVE.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2018 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2018 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2017 Annual Meeting is held on schedule, we must receive notice pertaining to the 2018 Annual Meeting no later than February 10, 2018. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 10, 2018. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2018 proxy materials, such notice must be received at the above address no later than Friday, December 1, 2017.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: Chief Legal Officer and Secretary, by telephone at (952) 937-7829, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2016, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials.

Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 11, 2017, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder, please bring with you some proof of C.H. Robinson Worldwide, Inc. Common Stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, mobile telephones, or pagers will be allowed to be used in the meeting room.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 31, 2017

C.H. ROBINSON WORLDWIDE, INC.

ATTN: BEN G. CAMPBELL

14701 CHARLSON ROAD, SUITE 200

EDEN PRAIRIE, MN 55347

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees	For	Against	Abstain

1a. Scott P. Anderson	☐	☐	☐

1b. Robert Ezrilov	☐	☐	☐

1c. Wayne M. Fortun	☐	☐	☐

1d. Mary J. Steele Guilfoile	☐	☐	☐

1e. Jodee A. Kozlak	☐	☐	☐

1f. Brian P. Short	☐	☐	☐

1g. James B. Stake	☐	☐	☐

1h. John P. Wiehoff	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years

3. To approve, on an advisory basis, that an advisory vote on the compensation of named executive officers be conducted on an annual basis.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

4. Ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2017;	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

5. Report on the feasibility of GHG Disclosure and Management	☐	☐	☐

NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

C.H. ROBINSON WORLDWIDE, INC.

2017 Annual Meeting of Shareholders

Thursday, May 11, 2017 1:00 P.M. Central Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson 2017 Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14900 Charlson Road, Eden Prairie, Minnesota, on May 11, 2017 at 1:00 P.M. local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the one year frequency period in Proposal 3, FOR the item in Proposal 4, and AGAINST the item in Proposal 5. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this proxy.

    Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 11, 2017

C.H. ROBINSON WORLDWIDE, INC. C.H. ROBINSON WORLDWIDE, INC. ATTN: BEN G. CAMPBELL 14701 CHARLSON ROAD, SUITE 200 EDEN PRAIRIE, MN 55347

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 15, 2017

Date: May 11, 2017             Time: 1:00 PM CDT

Location: C.H. Robinson Worldwide, Inc.

14900 Charlson Rd.

Eden Prairie, MN 55347

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:            sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 27, 2017 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

1a.	Scott P. Anderson

1b.	Robert Ezrilov

1c.	Wayne M. Fortun

1d.	Mary J. Steele Guilfoile

1e.	Jodee A. Kozlak

1f.	Brian P. Short

1g.	James B. Stake

1h.	John P. Wiehoff

The Board of Directors recommends you vote FOR the following proposal:

2	To approve, on an advisory basis, the compensation of our named executive officers;
The Board of Directors recommends you vote 1 YEAR on the following proposal:
3	To approve, on an advisory basis, that an advisory vote on the compensation of named executive officers be conducted on an annual basis.

The Board of Directors recommends you vote FOR the following proposal:

4	Ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2017;

The Board of Directors recommends you vote AGAINST the following proposal:

5	Report on the feasibility of GHG Disclosure and Management

NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.